Exhibit 99.1

February 27, 2009

Press Release

Kentucky Bank Parent Announces Dividend

Paris, Kentucky - Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today the quarterly dividend to shareholders. The payout will be 20 cents per share, down from 28 cents for the previous quarter. This payment will be made March 31 to shareholders of record March 20, 2009.

Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, North Middletown, Sandy Hook, Versailles, Wilmore, and Winchester. At year-end assets totaled $679 million. It ranks 16th in size among the state's 179 banks. Shares of the parent holding company trade over the counter and are reported on the OTC Bulletin Board. The symbol is KTYB.OB.

Contact:  Gregory J. Dawson
          Chief Financial Officer